Exhibit 99.1

1-800-FLOWERS.COM® Reports Strong EBITDA and EPS Growth on Revenues of $334.2 Million for its Fiscal 2008 Second Quarter

  Net income for the quarter increased 13.8 percent, or $2.3 million, to $19.3 million, or $0.29 per diluted share, compared with $16.9 million, or $0.26 per diluted share, in the prior year period.
  EBITDA* for the quarter improved 14.2 percent, or $4.8 million, to $38.6 million compared with $33.8 million in the prior year period. (*Earnings Before Interest, Taxes, Depreciation and Amortization. A reconciliation of Net Income to EBITDA is included as part of the tables attached to this release.)
  Total revenues for the quarter increased 1.3 percent, or $4.3 million, to $334.2 million, compared with $329.9 million in the prior year period.
  Company increases its stock repurchase plan.

CARLE PLACE, N.Y.--(BUSINESS WIRE)--1-800-FLOWERS.COM, Inc. (NASDAQ: FLWS), the world’s leading florist and a provider of specialty gifts for all occasions, today reported revenues of $334.2 million for its fiscal second quarter ended December 30, 2007, representing an increase of 1.3 percent compared with revenues of $329.9 million reported in the prior year period. Total revenue growth reflected the challenging economic climate during the key year-end holiday period with the majority of growth achieved attributable to the Company’s BloomNet Wire Service business, which grew 32.1 percent during the quarter.

Highlighting the fiscal second quarter results was the improved operating leverage the Company achieved, enabling it to reduce its operating expense ratio (which excludes depreciation and amortization) by 160 basis points to 34.2 percent compared with 35.8 percent in the prior year period. Gross profit margin for the quarter was 45.8 percent compared with 46.1 percent in the prior year period, reflecting the increased promotional nature of this holiday season.

The combination of these factors resulted in an EBITDA improvement for the quarter of $4.8 million, or 14.2 percent, to $38.6 million compared with $33.8 million in the prior year period. Net income for the quarter increased 13.8 percent to $19.3 million, or $0.29 per diluted share, compared with $16.9 million, or $0.26 per diluted share, in the prior year period.

Jim McCann, CEO of 1-800-FLOWERS.COM, said, “During our fiscal second quarter, we continued to focus on our strategy of leveraging our business platform to drive profitable growth while reducing our operating expense ratio. As a result, we were able to deliver EBITDA and net income growth of approximately 14 percent despite a very challenging consumer environment.”

McCann said macro market conditions throughout the quarter were characterized by very cautious consumer spending and aggressive promotional activity by competitors across the gift spectrum. “Revenue growth for the quarter in part reflects our conscious decision not to chase top-line growth. Throughout the period, we were judicious in our promotional efforts, limiting the use of free shipping offers to higher margin items and larger order sizes and thereby minimizing the impact on gross profit margin. This strategy, combined with our enhanced operating expense leverage, enabled us to maintain strong contribution margins in our Consumer Floral and Gourmet Gifts categories as well as significantly improve the year-over-year bottom-line results in our Home and Children’s Gifts category.”

McCann noted that during the fiscal second quarter, the Company’s BloomNet Wire Service continued to achieve strong top- and bottom-line growth. “BloomNet continued to capture market share, growing both revenues and contribution margin by more than 30 percent during the quarter. This reflects the better value proposition offered by BloomNet, as well as our expanded suite of products and services that, together, are helping our florists not just survive, but to thrive.”

During the fiscal second quarter, the Company attracted approximately 1.3 million new customers, of whom 67 percent, or more than 845,000, came to the Company through its online channels. These customers were attracted by the strength of the 1-800-FLOWERS.COM brand as well as its expanded Specialty Brands gift offerings. Approximately 2.8 million customers placed orders during the quarter, of which 54.4 percent were repeat customers. This reflects the Company’s ongoing focus on deepening the relationship with its existing customers as their trusted source for gifts and services for all of their celebratory occasions.

McCann said the Company’s outlook for the second half of its fiscal year is positive. “Unlike many other specialty retailers, in addition to our profitable second quarter, we expect to have two profitable quarters ahead of us; the current fiscal third quarter, which includes the Valentine holiday, and this year Easter, followed by our fiscal fourth quarter with the key Mother’s Day holiday as well as Administrative Professionals Week and Father’s Day. In addition, we are excited about the upcoming April launch of our partnership with Martha Stewart Living Omnimedia, Inc., in which we are creating an exclusive co-branded floral, plant and gift basket program called Martha Stewart for 1-800-Flowers.com®. This partnership will leverage the best of both brands – lifestyle icon Martha Stewart’s unparalleled design talent with our Company’s relationships with our millions of customers and our unique same-day, any-day distribution capabilities.”

CATEGORY RESULTS:

The Company provides selected financial results for its Floral and Specialty Brands business categories in the tables attached to this release and as follows:

FLORAL:

  1-800-FLOWERS.COM Consumer Floral: During the second quarter, revenues were $114.1 million, compared with $114.7 million in the prior year period. Gross profit margin for the quarter was 39.4 percent compared with 39.7 percent in last year’s second quarter. The slightly lower gross margin was offset by enhanced operating expense leverage resulting in category contribution margin of $13.6 million, compared with $13.5 in the prior year period. (The Company defines category contribution margin as earnings before interest, taxes, depreciation and amortization and before allocation of corporate overhead expenses.)
  BloomNet Wire Service: Revenues increased 32.1 percent, or $3.1 million, to $12.7 million compared with $9.6 million in the year ago period. Gross margin was 57.1 percent compared with 59.9 percent in the prior year period. Category contribution margin increased 36.9 percent to $4.5 million compared with $3.3 million in last year’s second quarter.

SPECIALTY BRANDS:

  Gourmet Food and Gift Baskets: Revenues increased 1.6 percent to $110.6 million compared with $108.9 million in the prior year period. Gross profit margin was 49.1 percent, compared with 48.4 percent in the year ago period. The increase in gross margin was offset by an increase in operating expenses, specifically marketing and selling, resulting in category contribution margin of $24.9 million compared with $25.3 million in the prior year period.
  Home and Children’s Gifts: Consistent with management’s plan, revenues for the quarter were essentially flat compared with the prior year period at $98.0 million. Gross profit margin was 47.5 percent compared with 48.8 percent in the prior year period. The lower gross margin, reflecting the promotional nature of this holiday period, was more than offset by a significant improvement in operating expenses, specifically a reduction in marketing and selling. As a result, category contribution margin increased to $8.7 million, representing an improvement of 124.5 percent, or $4.8 million, compared with $3.9 million in the prior year period.

Company Guidance:

The Company reiterated its EBITDA and EPS guidance for fiscal 2008 which calls for EBITDA growth in a range of 20-to-25 percent and EPS growth of 30-to-35 percent compared with fiscal 2007. Based on the lower revenue growth achieved during the fiscal second quarter and the outlook for a challenging consumer economy, the Company has revised its forecast for revenue growth to a range of two-to-four percent for the fiscal year. Regarding its current fiscal third quarter, which includes the Valentine and Easter holidays, the Company expects the period will represent approximately 23-to-25 percent of full-year revenues.

McCann noted that the Company finished the fiscal second quarter with more than $65 million in cash and no debt outstanding on its revolving credit facility. “We have a strong balance sheet and we anticipate generating ample free cash flow going forward. In addition, we believe we are well positioned to leverage our business platform – including our market-leading brand strength and the deepening relationships we have with our more than 25 million customers – to drive profitable growth during the second half of our fiscal year while reducing our operating expense ratio and thereby achieving our bottom-line growth goals for the year.

“With that said, we believe our current share price level offers us a compelling return on capital. As a result, we have obtained authorization from our Board of Directors for an increase in our stock repurchase plan which, added to the funds remaining on our earlier authorization, provides us with $15 million to become active in the market during open trading windows,” he added.

Definitions:

EBITDA: Net income (loss) before interest, taxes, depreciation and amortization. The Company presents EBITDA because it considers such information a meaningful supplemental measure of its performance and believes it is frequently used by the investment community in the evaluation of similarly situated companies. The Company also uses EBITDA as one of the factors used to determine the total amount of bonuses available to be awarded to executive officers and other employees. The Company’s credit agreement uses EBITDA (with additional adjustments) to measure compliance with covenants such as interest coverage and debt incurrence. EBITDA is also used by the Company to evaluate and price potential acquisition candidates. EBITDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Some of these limitations are: (a) EBITDA does not reflect changes in, or cash requirements for, the Company's working capital needs; (b) EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debts; and (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and EBITDA does not reflect any cash requirements for such capital expenditures. Because of these limitations, EBITDA should only be used on a supplemental basis combined with GAAP results when evaluating the Company's performance.

About 1-800-FLOWERS.COM®

For more than 30 years, 1-800-FLOWERS.COM Inc. – “Your Florist of Choice®” – has been providing customers around the world with the freshest flowers and finest selection of plants, gift baskets, gourmet foods, confections and plush stuffed animals perfect for every occasion. 1-800-FLOWERS.COM® offers the best of both worlds: exquisite, florist-designed arrangements individually created by some of the nation’s top floral artists and hand-delivered the same day, and spectacular flowers shipped overnight “Fresh From Our Growerssm.” Customers can “call, click or come in” to shop 1-800-FLOWERS.COM 24/7 at 1-800-356-9377 or www.1800flowers.com. As always, 100 percent satisfaction and freshness are guaranteed. The 1-800-FLOWERS.COM collection of brands also includes home decor and children’s gifts from Plow & Hearth® (1-800-627-1712 or www.plowandhearth.com), Wind & Weather® (www.windandweather.com), HearthSong® (www.hearthsong.com) and Magic Cabin® (www.magiccabin.com); gourmet gifts including popcorn and specialty treats from The Popcorn Factory® (1-800-541-2676 or www.thepopcornfactory.com); exceptional cookies and baked gifts from Cheryl&Co.® (1-800-443-8124 or www.cherylandco.com); premium chocolates and confections from Fannie May Confections Brands® (www.fanniemay.com and www.harrylondon.com); gourmet foods from GreatFood.com® (www.greatfood.com); wine gifts from Ambrosia.com (www.ambrosia.com); gift baskets from 1-800-BASKETS.COM® (www.1800baskets.com) and the BloomNet® international floral wire service, which provides quality products and diverse services to a select network of florists. 1-800-FLOWERS.COM, Inc. stock is traded on the NASDAQ Global Select Market under ticker symbol FLWS.

Special Note Regarding Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company’s expectations or beliefs concerning future events and can generally be identified by the use of statements that include words such as “estimate,” “project,” “believe,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “goal,” “target” or similar words or phrases. Forward-looking statements include, but are not limited to, statements regarding the Company’s expectations for continued improvement in revenues, EBITDA and EPS and the Company’s guidance with respect to fiscal 2008, including its fiscal third quarter. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements, including, among others: the Company’s ability to achieve its revenue and profitability growth guidance for fiscal year 2008, including the third and fourth quarters of fiscal 2008; its ability to reduce costs and enhance its profit margins; its ability to manage the increased seasonality of its businesses; its ability to effectively integrate and grow its acquired companies; its ability to cost effectively acquire and retain customers; its ability to compete against existing and new competitors; its ability to manage expenses associated with sales and marketing and necessary general and administrative and technology investments; its ability to cost efficiently manage inventories; its ability to leverage its operating infrastructure; and general consumer sentiment and economic conditions that may affect levels of discretionary customer purchases of the Company’s products. For a more detailed description of these and other risk factors, please refer to the Company’s SEC filings including the Company’s Annual Report on Form 10-K for the fiscal year ended July 1, 2007 and its subsequent Quarterly Reports on Form 10-Q. The Company expressly disclaims any intent or obligation to update any of the forward-looking statements made in this release or in any of its SEC filings except as may be otherwise stated by the Company.

Conference Call:

The Company will conduct a conference call to discuss the attached financial results today, Thursday, January 24, 2008 at 11:00 a.m. (EST). The call will be “web cast” live via the Internet and can be accessed from the Investor Relations section of the 1-800-FLOWERS.COM web site at www.1800flowers.com A recording of the call will be posted on the Investor Relations section of the Company’s web site within 2 hours of the call’s completion. A replay of the call can be accessed via telephone beginning at 2:00 p.m. (EST) on 1/24/08 through midnight on 1/25/08 at: 1-888-203-1112 (domestic) or 1-719-457-0820 (international). Enter replay pass code #: 60311945.

[Note: Attached tables are an integral part of this press release without which the information presented in this press release should be considered incomplete.]

1-800-FLOWERS.COM, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (In thousands)

	December 30, 2007	July 1, 2007
	(unaudited)
Assets
Current assets:
Cash and equivalents	$65,412	$16,087
Receivables, net	27,293	17,010
Inventories	62,650	62,051
Deferred income taxes	10,138	19,260
Prepaid and other	9,920	9,576
Total current assets	175,413	123,984

Property, plant and equipment, net	62,209	62,561
Goodwill	111,714	112,131
Other intangibles, net	51,416	52,750
Other assets	866	1,081
Total assets	$401,618	$352,507

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$96,931	$62,433
Current maturities of long-term debt and obligations under capital leases	11,516	10,132
Total current liabilities	108,447	72,565

Long-term debt and obligations under capital leases	61,625	68,000
Deferred income taxes	8,230	8,230
Other liabilities	2,563	2,681
Total liabilities	180,865	151,476
Total stockholders’ equity	220,753	201,031
Total liabilities and stockholders’ equity	$401,618	$352,507

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information Consolidated Statements of Income (Unaudited) (In thousands, except for per share data)

	Three Months Ended		Six Months Ended
	December 30, 2007	December 31, 2006	December 30, 2007	December 31, 2006

Net revenues:
E-commerce (combined online and telephonic)	$274,168	$270,159	$388,671	$379,418
Other	60,034	59,707	91,341	87,580

Total net revenues	334,202	329,866	480,012	466,998

Cost of revenues	181,146	177,889	267,075	260,207

Gross profit	153,056	151,977	212,937	206,791

Operating expenses:
Marketing and sales	93,594	99,037	136,373	141,407
Technology and development	5,419	5,201	10,654	10,362
General and administrative	15,448	13,931	30,666	27,274
Depreciation and amortization	4,967	3,834	9,837	8,578

Total operating expenses	119,428	122,003	187,530	187,621

Operating income	33,628	29,974	25,407	19,170

Other income (expense):
Interest income	295	254	473	591
Interest expense	(1,737)	(2,425)	(3,282)	(4,253)
Other	12	(7)	30	4

Total other income (expense), net	(1,430)	(2,178)	(2,779)	(3,658)

Income before income taxes	32,198	27,796	22,628	15,512
Income taxes	(12,942)	(10,874)	(9,162)	(6,009)

Net income	19,256	16,922	$13,466	$9,503

Net income per common share:
Basic	$0.31	$0.26	$0.21	$0.15
Diluted	$0.29	$0.26	$0.20	$0.14
Weighted average shares used in the calculation of net income per common share:
Basic	63,020	65,094	62,825	65,144
Diluted	66,050	66,089	66,026	66,103

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information Consolidated Statements of Cash Flows (In thousands) (unaudited)

	Six Months Ended
	December 30, 2007	December 31, 2006

Operating activities
Net income	$13,466	$9,503
Reconciliation of net income to net cash provided by operations:
Depreciation and amortization	9,837	8,578
Deferred income taxes	9,122	6,831
Bad debt expense	1,363	734
Stock based compensation	2,305	2,009
Other non-cash items	171	199
Changes in operating items:
Receivables	(11,646)	(17,994)
Inventories	(696)	(6,182)
Prepaid and other	(344)	(836)
Accounts payable and accrued expenses	34,498	29,263
Other assets	350	(734)
Other liabilities	(118)	1,054

Net cash provided by operating activities	58,308	32,425

Investing activities
Acquisitions, net of cash acquired	230	(347)
Dispositions	25	630
Capital expenditures	(8,279)	(10,477)
Other	81	(163)

Net cash used in investing activities	(7,943)	(10,357)
Financing activities
Acquisition of treasury stock	-	(15,689)
Proceeds from employee stock options	3,951	270
Proceeds from bank borrowings	80,000	65,000
Repayment of notes payable and bank borrowings	(84,971)	(69,954)
Repayment of capital lease obligations	(20)	(296)

Net cash used in financing activities	(1,040)	(20,669)

Net change in cash and equivalents	49,325	1,399
Cash and equivalents:
Beginning of period	16,087	24,599

End of period	$65,412	$25,998

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information Category Information (in thousands) (unaudited)

	Three Months Ended			Six Months Ended
	December 30, 2007	December 31, 2006	% Change	December 30, 2007	December 31, 2006	% Change

Net revenues:
1-800-Flowers.com Consumer Floral	$114,070	$114,725	(0.6%)	$ 201,669	$197,393	2.2%
BloomNet Wire Service	12,732	9,640	32.1%	22,623	16,806	34.6%
Gourmet Food & Gift Baskets	110,605	108,910	1.6%	133,767	131,134	2.0%
Home & Children’s Gifts	98,013	98,145	(0.1%)	122,748	123,012	(0.2%)
Corporate (*)	585	121	383.5%	1,710	1,036	65.1%
Intercompany elim- inations	(1,803)	(1,675)	(7.6%)	(2,505)	(2,383)	(5.1%)
Total net revenues	$334,202	$329,866	1.3%	$ 480,012	$ 466,998	2.8%

	Three Months Ended			Six Months Ended
	December 30, 2007	December 31, 2006	% Change	December 30, 2007	December 31, 2006	% Change

Gross profit:
1-800-Flowers.com Consumer Floral	$44,924	$45,575	(1.4%)	$79,020	$77,026	2.6%
	39.4%	39.7%		39.2%	39.0%

BloomNet Wire Service	7,273	5,777	25.9%	12,882	9,877	30.4%
	57.1%	59.9%		56.9%	58.8%

Gourmet Food & Gift Baskets	54,298	52,706	3.0%	63,781	61,225	4.2%
	49.1%	48.4%		47.7%	46.7%

Home & Children’s Gifts	46,591	47,904	(2.7%)	56,797	58,246	(2.5%)
	47.5%	48.8%		46.3%	47.3%

Corporate (*)	256	75	241.3%	763	521	46.4%
	43.8%	62.0%		44.6%	50.3%

Intercompany elim- inations	(286)	(60)		(306)	(104)
Total gross profit	$153,056	$151,977	0.7%	$212,937	$206,791	3.0%
	45.8%	46.1%		44.4%	44.3%

	Three Months Ended			Six Months Ended
	December 30, 2007	December 31, 2006	% Change	December 30, 2007	December 31, 2006	% Change

Category Contribution Margin:
1-800-Flowers.com Consumer Floral	$13,561	$13,451	0.8%	$25,506	$21,321	19.6%
BloomNet Wire Service	4,458	3,256	36.9%	7,022	4,958	41.6%
Gourmet Food & Gift Baskets	24,912	25,326	(1.6%)	23,057	23,752	(2.9%)
Home & Children’s Gifts	8,747	3,896	124.5%	6,451	2,018	219.7%
Category Contribution Margin Subtotal	51,678	45,929	12.5%	62,036	52,049	19.2%
Corporate (*)	(13,083)	(12,121)	(7.9%)	(26,792)	(24,301)	(10.3%)
EBITDA	$38,595	$33,808	14.2%	$35,244	$27,748	27.0%

(*) Corporate expenses consist of the Company’s enterprise shared service cost centers, and include, among other items, Information Technology, Human Resources, Accounting and Finance, Legal, Executive and Customer Service Center functions, as well as Share-Based Compensation. In order to leverage the Company’s infrastructure, these functions are operated under a centralized management platform, providing support services throughout the organization. The costs of these functions, other than those of the Customer Service Center, which are allocated directly to the above categories based upon usage, are included within corporate expenses as they are not directly allocable to a specific category.

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information Appendix A – Reconciliations of Historical Information (In thousands) (unaudited)

Reconciliation of Net Income to EBITDA:

	Three Months Ended		Six Months Ended
	December 30, 2007	December 31, 2006	December 30, 2007	December 31, 2006

Net income	$19,256	$16,922	$13,466	$9,503
Add:
Interest expense	1,737	2,425	3,282	4,253
Depreciation and amortization	4,967	3,834	9,837	8,578
Income tax expense	12,942	10,874	9,162	6,009
Other expense (income)	(12)	7	(30)	(4)
Less:
Interest income	295	254	473	591

EBITDA	38,595	$33,808	$35,244	$27,748

CONTACT:
Investors:
Joseph D. Pititto, 516-237-6131
invest@1800flowers.com
OR
Media:
Steven Jarmon, 516-237-4675
sjarmon@1800flowers.com